Part IV
             LOWE'S COMPANIES, INC. AND SUBSIDIARY COMPANIES

             EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
             Amounts in thousands, except per share amounts
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                                                          Years ended January 31,
                                                         1995       1994          1993


Earnings per Common & Common Equivalent Share:
Net Earnings                                          $223,560    $131,786     $84,720

Weighted Average Shares Outstanding                    154,844     147,147     145,873
Dilutive Effect of Common Stock Equivalents                 82         251         279
Weighted Average Shares, as Adjusted                   154,926     147,398     146,152

Earnings per Common & Common Equivalent Share            $1.44        $.89        $.58


Earnings per Common Share - Assuming Full Dilution:

Net Earnings                                          $223,560    $131,786     $84,720
Interest (After Taxes) on Convertible Debt               7,696       4,058           0
Net Earnings, as Adjusted                             $231,256    $135,844     $84,720

Weighted Average Shares Outstanding                    154,844     147,147     145,873
Dilutive Effect of Common Stock Equivalents                 82         238         279
Shares Added if All Debt Converted                      10,995       5,848           0
Weighted Average Shares, as Adjusted                   165,921     153,233     146,152

Earnings per Common Share - Assuming Full Dilution       $1.39        $.89        $.58


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